REVOLVING LINE OF CREDIT AGREEMENT

by and between

Ethema Health Corporation,
American Treatment Holdings Inc., and
Evernia Health Center, LLC

Collectively, as "Borrower"

- and -

Testing 123, LLC

as "Lender"

Dated as of January 31, 2024

TABLE OF CONTENTS

Contents

REVOLVING LINE OF CREDIT AGREEMENT

This Revolving Line of Credit Agreement ("**Credit Agreement**") is made and entered into as of January 31, 2024 ("**Effective Date**"), by and between Testing 123 LLC, a limited liability company organized under the laws of the State of Delaware (the "**Lender**"), and Ethema Health Corporation, a corporation organized under the laws of the State of Colorado, American Treatment Holdings Inc., a corporation organized under the laws of the State of Florida, and Evernia Health Center, LLC, a limited liability company organized under the laws of the State of Florida (collectively, the "**Borrower**").

RECITALS

WHEREAS, Borrower has requested a credit facility consisting of a revolving line of credit, and Lender is willing to make the requested credit facility to Borrower, but only upon the terms, and subject to the conditions, contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. General Definitions. The following words shall have the following meanings:

1.1. **"Authorized Officers"** means the officers of the Borrower, that are authorized by the Borrower to make Draw Requests under this Credit Agreement.

1.2. **"Borrowing Base Certificates"** means a list of assets of the Borrower certified by one or more officers of Borrower, in a form acceptable to the Lender.

1.3. **"Business Day"** means any day that is not a Saturday, a Sunday, or a day on which banks are required, or permitted, to be closed in the State of New York.

1.4. **"Collection Costs"** means the amounts payable on demand of the Lender or added to the Outstanding Balance of any Loan as set forth in Section 7.6.

1.5. **"Credit Facility"** means the right of Borrower to borrow up to the Maximum Loan Amount from Lender under the terms and conditions of this Credit Agreement and the Note.

1.6. **"Debtor Relief Law"** means the Bankruptcy Code of the United States of America, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally.

1.7. **"Default Interest"** means all interest that accrued at the Default Interest Rate.

1.8. **"Default Interest Rate"** means a rate equal to ten percent (10%) per month or part thereof.

1.9. **"Draw Period"** shall have the meaning set forth in Section 2.2.

1.10. **"Draw Request"** means a request in writing sent by the Borrower to the Lender, for the Lender to provide a Loan to the Borrower under the terms and conditions of this Credit Agreement and the Note, in a form attached hereto as Exhibit C.

1.11. **"Event of Default"** or **"Events of Default"** means any of the events specified in Section 5.

1.12. **"Interest"** shall have the meaning set forth in Section 3.1.

1.13. "**Interest Rate**" means a rate equal to five percent (5%) per month, .

1.14. **"Missed Payment"** means the amount of any payment due hereunder, or part thereof, that is not paid within five (5) days from on the date on which the same is due and payable.

1.15. **"Loan"** means the advance of funds by the Lender to the Borrower as a loan pursuant to this Credit Agreement, and evidenced by the Note.

1.16. **"Loan Documents"** means this Credit Agreement, the Note, and the Security Agreement, term sheet, and all other agreements, instruments, and documents in favor of a Lender, now or hereafter executed by or on behalf of Borrower and delivered to a Lender in connection with this Credit Agreement or in connection with any of the transactions contemplated hereby.

1.17. **"Loan Term"** means with respect to each Loan, the period beginning on the date that such Loan was advanced and ending two (2) months thereafter.

1.18. "**Material Adverse Effect**" means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Borrower.

1.19. **"Maturity Date"** means for each Loan, the earlier of (i) the date that is two (2) months following the date of such Loan is advanced, (ii) the date that is one (1) business day following the collection of any Receivables that were listed on a Borrowing Base Certificate included with a Draw Request that was approved by the Lender, and (ii) the occurrence of an Event of Default, provided however, that in the event that the Maturity Date is determined under (ii), then the Maturity Date may be extended to the date as determined under (i), if the Borrower submits a new Borrower Base Certificate providing adequate additional Receivables as collateral.

1.20. **"Maximum Loan Amount"** means One Million Dollars ($1,000,000).

1.21. **"Note"** means the promissory note, of even date, in the form attached as Exhibit A, evidencing the maximum amount of the Loan from the Lender, to be executed concurrently with this Credit Agreement.

1.22. **"Origination Fee"** means $1,000 per Loan.

1.23. **"Outstanding Balance"** means at any time with respect to each Loan, the total amount owed by Borrower to Lender in connection with such Loan, including but not limited to the Principal Balance, accrued and unpaid Interest, all unaccrued Interest that that is guaranteed pursuant to Section 3.1(iii), Default Interest, and Collection Costs added to the amount due under such Loan.

1.24. **"Principal Amount"** means with respect to each Loan, the dollar amount of such Loan.

1.25. **"Principal Balance"** means at any time with respect to each Loan, the difference between (i) the Principal Amount of such Loan and (ii) the sum of all payments made by Borrower to the Lender allocated to the Principal Amount of such Loan pursuant to Section 3.2.

1.26. **"Public Offering"** means an underwritten registered public offering of shares of the any of the Borrower entities.

1.27. **"Total Outstanding Balance"** means at any time, the sum of the Outstanding Balance of all Loans provided hereunder.

1.28. **"Total Principal Amount"** means at any time, the sum of the Principal Amount of all Loans provided hereunder.

1.29. **"Total Principal Balance"** means at any time, the sum of the Principal Balance of all of the Loans provided hereunder.

1.30. "**Receivables**" shall mean amounts due to the Borrower, including but not limited to amounts owed to the Borrower by its debtors, customers, or any other party, regardless of whether such payment is due by contract, or otherwise, and regardless of whether such expected payment has been recorded in the books of the Borrower as a trade receivable, accounts receivable, or otherwise, less amounts that Borrower does not expect to collect.

1.31. **"Security Agreement"** means that certain Security Agreement of even date among Borrower and Lender pursuant to which Borrower is granting Lender security interest in certain specified collateral to secure Borrower's obligations under this Credit Agreement and the Note.

2. Draws and Disbursements.

2.1. **Maximum Loan Amount.** On the terms and conditions set forth in this Credit Agreement, Lender shall make available to Borrower the Credit Facility, as a revolving line of credit, in a principal amount not to exceed the Maximum Loan Amount. Notwithstanding anything in this Credit Agreement to the contrary, all Loans shall be advanced at the sole discretion of the Lender.

2.2. **Draw Period.** Borrower may request Loans under the Credit Facility from the date of this Agreement until the date that is two (2) years thereafter, or as extended at the sole discretion of the Lender. As amounts drawn by Borrower hereunder are repaid, they may be reborrowed subject to the terms and conditions of this Credit Agreement; provided, that at no time shall the Total Principal Balance exceed the Maximum Loan Amount. The Draw Period may be terminated

by Borrower at any time by written notice to Lender. Subject to the terms and conditions of this Credit Agreement, and provided that no Event of Default has occurred, Lender shall make advances to Borrower upon request as provided in this Section 2, at the Lender's sole discretion. Upon the occurrence of an Event of Default, one of Lender's remedies includes Lender's right to terminate the Draw Period.

2.3. **Increments.** Draws must be in increments of not less than eighty thousand Dollars ($80,000), or the remaining amount available under the Credit Facility, whichever is less.

2.4. **Use of Funds**. All funds borrowed under this Credit Agreement will be used as working capital to pay Borrower expenses arising in the ordinary course of business and not for debt repayment, dividends, or accrued management compensation.

2.5. **Disbursement Procedures.**

2.5.1. Borrower hereby appoints the persons listed on Exhibit B, as Authorized Officers. This appointment of the Authorized Officer(s) shall remain in full force and effect until written notice of revocation of appointment signed by the Borrower has been received by Lender, and such notice shall not be effective until confirmation of receipt of such notice is provided by the Lender to the Borrower.

2.5.2. All Draw Requests shall be signed by an Authorized Officer and provided to the Lender electronically at the email address of the Lender provided in Exhibit C, or as provided from time to time by the Lender by written notice to the Borrower. Any Draw Request sent by the Borrower shall constitute an ongoing representation and warranty by the Borrower that as of the date of the Draw Request no Event of Default has occurred.

2.5.3. Unless agreed to in writing by the Lender, all Loans shall be provided in the form of a check made payable to Borrower, or a wire transfer to the account of the Borrower. Lender may request at any time and at its sole discretion that Borrower confirm the payment instructions for the Loans provided hereunder.

2.5.4. Within two (2) business days of Lender's receipt of a Draw Request, Lender shall either approve or reject the Draw Request by provide notice in writing to Borrower. If a Draw Request is approved, Lender shall advance the Loan within four (4) Business Days after the receipt of the Draw Request.

2.5.5. Each Draw Request shall be accompanied by a Borrower Base Certificate.

2.5.6. Subject to Section 2.1, the Loan requested in each Draw Request shall be for an amount not to exceed the difference between (1) 80% of the Receivables listed in the Borrower Base Certificate accompanying such Draw Request and (ii) the Total Principal Balance.

2.5.7. Borrower will be charged an Origination Fee for each Loan advanced by Lender.

2.5.8. Unless approved by the Lender, no more than one Draw Request shall be approved within any two week period.

2.5.9. Borrower shall indemnify and hold Lender harmless from loss or liability of any kind arising from or related to any action or inaction taken by Lender in good faith in reliance upon instructions received from any Authorized Officer.

2.6. **Conditions Precedent.** Unless waived in writing by the Lender, the following conditions must be satisfied before Lender shall disburse Loans to Borrower pursuant to a Draw Request:

2.6.1. **Due execution.** Lender shall have received duly executed originals of this Credit Agreement and all other Loan Documents.

2.6.2. **Approvals.** Lender shall have received evidence satisfactory to them that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of this Credit Agreement and all other Loan Documents have been obtained and are in full force and effect.

2.6.3. **Representations and Warranties Correct.** All of Borrower's representations and warranties contained in this Credit Agreement and in any other Loan Document shall be true and correct in all material respects on the date the Loan funds are disbursed, and Borrower shall have delivered to Lender a certificate executed by an Authorized Officer to such effect.

2.6.4. **No Event of Default.** No Event of Default shall have occurred, and Borrower shall have delivered to Lender a certificate executed by an Authorized Officer to such effect.

2.6.5. **Independent Verification.** Borrower must provide for Lender's review and acceptance such documentation as may be required by Lender to ensure Borrower is in compliance with the terms and conditions of this Credit Agreement, including, without limitation, resolutions of Borrower's board of directors or a duly constituted and authorized committee thereof, certified by the secretary or an assistant secretary of the corporation, authorizing the execution and delivery of this Agreement and the other Loan Documents and performance of Borrower's obligations hereunder and thereunder.

3. Terms of Payment.

3.1. **Interest.** Interest under this Credit Agreement, (i) is computed separately for each Loan, (ii) is accrued on the Principal Amount of each Loan at the Interest Rate on a monthly basis during the Loan Term (that is, for each month during each Loan Term for each Loan, the amount of accrued interest is determined by multiplying the Interest Rate by the Principal Amount), (iii) is guaranteed to the Lender for the entirety of each Loan Term without regard to an acceleration of any Maturity Date, based on the Principal Amount of each Loan without regard to payments made by Borrower that were allocated to the Principal Amount in accordance with Section 3.3, and (iv) for each Loan is payable on the Maturity Date.

3.2. **Payment of Principal.** The Principal Amount of each Loan shall be paid in full on the Maturity Date. Borrower may request a 30 day extension of the Maturity Date, the approval of which shall be at the sole discretion of the Lender.

3.3. **Prepayment**. So long as no payment obligations of the Borrower are outstanding, may prepay without penalty, any amounts owed to Lender with respect to any Loan prior to the date such amount is due.

3.4. **Missed Payments.** Missed Payments shall continue as an obligation of the Borrower, and interest on the Missed Payments shall (i) accrue daily at the Default Interest Rate from the date that such payment was originally due until paid in full, and (ii) be immediately due and payable to the Lender upon accrual.

3.5. **Date of Payment.** If the date on which a payment is due hereunder, is a day other than a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day.

3.6. **Application of Payments.** All payments made hereunder shall be applied first to any amounts charged by the Lender pursuant to Section 7.6, then to Default Interest, then to due and outstanding Interest, then to due and outstanding Principal Balance, and then to any amounts not yet due. In the event that amounts are due and outstanding in connection to multiple Loans, Lender shall allocate payments to such Loans as Lender, in its sole discretion, may determine.

3.7. **Currency.** All payments shall be made in United States Dollars.

3.8. **Assignment.** Except for Invoices to Medicare or Medicaid, Borrower shall irrevocably assign to Lender each Invoice that is included in each Draw Request. Such Assignment shall be executed concurrently with the Draw Request and shall be a condition precedent to the obligations of the Lender under this Agreement to fund the Draw Request. Immediately upon the funding of any Draw Request, Borrower shall notify each payor with respect to the Invoices included in such Draw Request that the respective Receivable was irrevocably Assigned to Lender and that the Payor shall follow any instructions provided by the Lender regarding payments to be made by the Payor on such Invoices.

3.9. **Additional Collected Funds.** Upon the Lender receiving all the amounts due by the Borrower with respect to a Loan, the Lender shall remit to Borrower any additional funds collected on any Receivables assigned to the Lender with respect to such Loan, provided however, that if at the time of the receipt of such additional collected funds, there is any Loan outstanding, Lender may retain such additional collected funds, and apply the amounts to such outstanding Loan.

3.10. **Payments from Future Funding Sources.** The Borrower shall pay to the Lender on an accelerated basis, toward the Total Outstanding Balance, from the sources of capital below, at the Lender's discretion, it being acknowledged and agreed by Lender that Borrower shall have the right to make bona fide payments to vendors with its common shares:

3.10.1. <u>Future Financing Proceeds</u>. One hundred percent (100%) of the net proceeds of any future financings by Borrower or any of its subsidiaries, whether debt or

equity, or any other financing proceeds such as cash advances, royalties or earn-out payments provided, however, that this provision is not applicable if the transaction generating the future financing proceeds has a specific use of proceeds requirement that such proceeds are to be used exclusively to purchase the assets or equity of an unaffiliated business in an arm's length transaction or such proceeds are to be used exclusively to develop the existing assets of the Borrower and the proceeds are used accordingly.

3.10.2. Other Future Receipts. One hundred percent (100%) of the net proceeds to the Borrower or any of its subsidiaries resulting from the sale of any assets or securities, of Borrower or any of its subsidiaries, including but not limited to, the sale of any subsidiary, the receipt in cash by Borrower or any of its subsidiaries of any tax refunds, the sale of any tax credits, collections by Borrower or any of its subsidiaries pursuant to any settlement or judgement, but not including sales of inventory of the Borrower or any of its subsidiaries in the ordinary course of business.

3.11. Use of Proceeds. Borrower agrees to use the proceeds of the Loans advanced hereunder for general working capital.

4. Commitment Fee. Upon the completion of a Public Offering, Borrower shall cause to be issued to Borrower common shares of the Borrower entity that was offered in the Public Offering, equal in value to $40,000 in the aggregate, provided however, that if no Public Offering occurs within one year following the Effective Date, in leu of a payment in stock, $40,000 shall be added to the Total Outstanding Balance.

5. Events of Default.

5.1. The following shall constitute Events of Default:

5.1.1. Failure to Pay Principal or Interest. The Borrower fails to pay any amounts due under this Agreement when due on this Note, whether at maturity, upon acceleration or otherwise, and such amounts remain unpaid for thirty (30) days.

5.1.2. Breach of Covenants. The Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation, or other material term or condition contained in the Loan Documents and breach continues for a period of ten (10) days.

5.1.3. Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement, or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) an effect on the rights of the Lender with respect to this Credit Agreement and the other Loan Documents.

5.1.4. Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

5.1.5. Judgments or Settlements. (i) Any money judgment, writ, or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than Two Hundred Fifty Thousand Dollars ($250,000), and shall remain unvacated, unbonded, or unstayed for a period of sixty (60) days unless otherwise consented to by the Lender; or (ii) the delinquency or default of an obligation of the Borrower in an amount over Two Hundred Fifty Thousand Dollars ($250,000), incurred in connection with a settlement of any claim or litigation, that remains uncured for a period of sixty (60) days, in each case unless otherwise consented to by the Lender.

5.1.6. Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower. With respect to any such proceedings that are involuntary, the Borrower shall have a forty-five (45) day cure period in which to have such involuntary proceedings dismissed.

5.1.7. Liquidation. Any dissolution, liquidation, or winding up of the Borrower or any substantial portion of its business.

5.1.8. Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower's ability to continue as a "going concern" shall not be an admission that the Borrower cannot pay its debts as they become due.

5.1.9. Maintenance of Assets. The failure by the Borrower to maintain any intellectual property rights, personal, real property, or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would result in a Material Adverse Effect on the Borrower's business operations, properties, or financial condition.

5.1.10. Financial Statement Restatement. The Borrower restates any financial statements for any date or period from two (2) years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Lender with respect to this Note.

5.1.11. Failure to Execute Loan Documents or Complete the Transaction. The failure of the Borrower to execute any of the Loan Documents or to complete the transaction for the full Principal Amount of this Note, as contemplated by the Loan Documents.

5.1.12. Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Loan Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Lender, exclusive of the execution of the Loan Documents or the transactions and acts contemplated herein.

5.1.13. Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Lender or any other third party (the "**Other Agreements**"), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Lender, be considered a default under this Note, in which event the Lender shall be entitled to apply all rights and remedies of the Lender under the terms of this Note by reason of a default under said Other Agreement or hereunder.

5.1.14. Prohibited Transactions. The Borrower (i) enters into a Variable Rate Transaction (ii) issues Common Stock (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future), (iii) adjusts downward the "floor price" at which Common Stock (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future), or (iv) enters into any other transaction prohibited hereunder.

5.2. **Remedies On Default.** Upon the occurrence of an Event of Default, at Lender's option, the Total Outstanding Balance shall (i) become immediately due and payable without presentment, demand, notice of non-payment, protest, or notice of non-payment, and (ii) thereafter accrue interest daily at the Default Interest Rate until the same is paid in full, including following the entry of a judgment in favor of Lender. Lender also shall have all other rights, powers, and remedies available under this Credit Agreement and the Note or any other Loan Document, or accorded by law or at equity. All rights, powers, and remedies of a Lender may be exercised at any time by the Lender and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of a Lender in connection with this Credit Agreement and the Note and any Loan Document are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.

6. Representations and Warranties of Borrower. Borrower represents and warrants to Lender the following:

6.1. **Organization; Capitalization.** Borrower is comprised of entities that are duly organized, validly existing and in good standing under the laws of the states of Florida and Colorado as the case may be, and have all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

6.2. **Authority; Enforceability.** Borrower has the power and authority to execute and deliver this Credit Agreement and each of the other Loan Documents, and to perform all of Borrower's obligations under this Credit Agreement and the other Loan Documents. This Credit Agreement and each of the other Loan Agreements is the valid and binding agreement and obligation of Borrower, enforceable in accordance with its respective terms, except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally. There are no corporate, contractual, statutory, regulatory, judicial, or other restrictions of any kind upon the power and authority of Borrower to execute and deliver this Credit Agreement or any

other Loan Document, and to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents, including, without limitation: (a) the payment of all principal and interest that may become due on the Loan; and (b) the issuance of the Shares. No action, approval or consent by, or notice to or filing with, any federal, state, municipal or other governmental department, commission, agency, regulatory authority, or court is necessary to make this Credit Agreement or the other Loan Documents the valid agreements binding upon Borrower in accordance with their respective terms, or to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents.

6.3. **No Conflict.** The execution and delivery of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, do not and will not (a) violate any provisions of (i) any rule, regulation, statute, or law, or (ii) the terms of any order, writ or decree of any court or judicial or regulatory authority or body, or (iii) the Articles of Incorporation or Bylaws of Borrower, and (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, mortgage, lien, lease, agreement, debenture or instrument to which Borrower or any Subsidiary is a party, or which is or purports to be binding upon Borrower, any Subsidiary, or upon any of their respective properties, and (c) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Borrower or any Subsidiary.

6.4. **Accuracy of Information.** Borrower has delivered to Lender a copy of Borrower's publicly filed financial statements and all Current Reports on Form 8-K filed by Borrower (the "Disclosure Documents"). The financial statements contained in the Disclosure Documents were prepared in accordance with generally accepted accounting principles, consistently applied, and accurately reflect the financial condition and results of operations of Borrower at and as of the dates reported. All financial information and other information contained in the Disclosure Documents was true and correct in all material respects when such reports were filed under the Exchange Act, and in the case of the financial statements for the fiscal year ended December 31, 2021, is true and correct in all material respects on the date of this Credit Agreement, except for changes arising from operations in the ordinary course of business since December 31, 2021.

6.5. **Taxes.** Borrower has filed when due all federal, state and local income tax returns and has filed when due all other returns with respect to taxes which are required to be filed with the Internal Revenue Service and the appropriate authorities of the jurisdictions where business is transacted by them. All items and entries provided for or reflected in such returns are correct and are made on a proper basis. All amounts, if any, required to be paid, as shown on such returns, have been paid. None of such tax returns has been audited. There are no suits, actions, claims, or investigations, inquiries or proceedings now pending against Borrower in respect of taxes, governmental charges or assessments, nor are there any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

6.6. **Litigation.** Except as disclosed in the Disclosure Documents, there are no lawsuits, arbitration proceedings, administrative proceedings, actions or claims pending or threatened against Borrower. No fine, penalty or other sanction has been imposed by any federal, state, local or municipal court, judicial, administrative or regulatory body or authority against Borrower. There

is no outstanding order, writ, injunction or degree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Borrower or any of its respective properties, assets, business or prospects.

6.7. **Restrictions on Other Certain Transactions.** So long as the Borrower shall have any obligation under this Agreement and unless approved in writing by the Lender (which such approval not to be unreasonably withheld), the Borrower shall not directly or indirectly: (a) change the nature of its business; (b) sell, divest, change the structure of any material assets of the Borrower or any of its subsidiaries other than in the ordinary course of business (c) accept Merchant-Cash-Advances in which it sells future receivables at a discount, any other factoring transactions, or similar financing instruments or financing transactions; or (d) Enter into a borrowing arrangement where the Borrower pays an effective APR greater than 25%.

7. Affirmative Covenants. During the Draw Period, and until such time as the entire principal balance and accrued interest on the Loan, and all other amounts payable by Borrower under this Credit Agreement or any other Loan Document have been paid in full, Borrower shall comply with the following covenants and agreements:

7.1. **Furnish Information.** Borrower will, at either Lender's request, furnish information to Lender relating to Borrower's business and financial affairs and permit Lender to examine Borrower's books and records, including but not limited to providing Lender with view access to Borrower's bank accounts.

7.2. **Comply with Terms and Conditions**. Borrower will comply with all terms and conditions of all other Loan Documents.

7.3. **Financial Reports**. Borrower will file with the Securities and Exchange Commission, when due, all quarterly reports, annual reports, current reports, and other documents required pursuant to the Exchange Act.

7.4. **Limitation on Dividends and Other Distributions by Borrower**. Borrower shall not declare or pay any dividend or other distribution of cash, other property (excluding shares of capital stock and options, warrants or other rights to acquire capital stock or stock purchase warrants of Borrower), or evidences of indebtedness, on account of or with respect to any shares of capital stock.

7.5. **Insurance**. Borrower will, and will cause its Subsidiaries, to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductible as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss, workers' compensation and interruption of business insurance.

7.6. **Fees and Charges of Attorneys and Others.** In the event that a Lender employs attorneys, accountants, appraisers, consultants, or other professional assistance, excluding the services of any such person who is a direct employee of a Lender, in connection with any of the following, then, the reasonable amount of costs, expenses, and fees incurred by the Lender shall be payable on demand. Lender may, at its sole discretion, add the amount of such costs, expenses, and reasonable fees to the Outstanding Balance of any outstanding Loan. Lender thereafter may

charge interest on such amount at the interest rate then applicable to the amounts due under such Loan. Costs, expenses, and reasonable fees of professionals covered by this provision include such charges for the following:

7.6.1. The preparation, modification, or renewal of this Credit Agreement and the Note, or any other documentation incident to the loan transaction;

7.6.2. Any litigation, dispute, proceeding or action, whether instituted by Lender, Borrower, or any other person, relating to the Note or this Agreement, including representation of Lender in any bankruptcy, insolvency, or reorganization case or proceeding instituted by or against Borrower, and any attempt by Lender to enforce any rights against Borrower;

7.6.3. In the event of bankruptcy or insolvency proceedings (whether state or federal) instituted by or against Borrower or involving the Borrower or Property of the Borrower, the Lender may recover all costs, expenses, and reasonable attorney fees incurred to protect or defend Lender's rights under the Note, and other documents underlying the loan transactions whether such costs, expenses, and attorney fees be contractual or bankruptcy related, including costs, expenses, and attorney fees for meetings, sessions, matters, proceedings and litigation involving issues solely distinct to federal bankruptcy law, rules and proceedings as well as other federal and state litigation and proceedings;

7.6.4. The inspection, verification, protection, collection, processing, sale, liquidation, or disposition of security given for the Note;

7.6.5. **Closing Costs.** Lender shall add on to the Outstanding Balance of the first Loan advanced hereunder $10,000 and shall add on to the Outstanding Balance of the second Loan advanced hereunder $5,000 to cover legal fees incurred by Lender in connection with the preparation, execution, and delivery of the Loan Documents.

7.7. Lender reserves the right to pay off any existing debt or other obligation (including but not limited to any Merchant Cash Advances) and treating such payment amount as a Loan under this Agreement.

8. Maximum Permitted Interest. No provision of this Credit Agreement or any other Loan Document, or any transaction related thereto, shall be construed or so operate as to require the Borrower to pay interest at a greater rate than the maximum allowed by applicable state or federal law. Should any interest or other charges paid or payable by the Borrower in connection with the Loan result in the computation or earning of interest in excess of the maximum allowed by applicable state or federal law, then any and all such excess shall be and the same is hereby waived by Lender, and any and all such excess paid shall be credited automatically against and in reduction of the outstanding principal balance due of the Loan, and the portion of said excess which exceeds such principal balance shall be paid by Lender to the Borrower. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take, the benefit or advantage of usury laws

wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Borrower or Lender in connection with this Agreement.

9. Governing Law. This Credit Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Credit Agreement shall be brought only in the state and/or federal courts located in Delaware. The parties to this Credit Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon *forum non conveniens*. **THE BORROWER IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY.** The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Credit Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Credit Agreement or any other Transaction Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Credit Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

10. Successors and Assigns. The provisions of this Credit Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of Borrower and Lender.

11. Entire Agreement; Amendment. This Credit Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to the subject matter thereof. This Credit Agreement and any term of this Credit Agreement may be amended, waived, discharged or terminated only by a written instrument signed by the party to be charged.

12. Survival. Borrower's representations and warranties contained in this Credit Agreement shall survive the funding of each Draw and any investigation made by any party until the Maturity Date.

13. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given four (4) days after being deposited in the United States mail, certified postage prepaid, return receipt requested, or when delivered by hand, by messenger or express air freight service, in any case addressed as follows:

If to the Lender:

Testing 123, LLC
368 New Hempstead Rd., Ste 252
New City, NY 10956
Attn: Raphy Kohanteb
e-mail: raphy@232management.com
Cc: dberger@bergerlawpllc.com;

If to the Borrower:

Ethema Health Corporation
950 Evernia Street
West Palm Beach, FL 33401
Attn: Shawn Leon
e-mail: shawn@ethemahealth.com

Any party may change its address for the purpose of this Section 13 by giving notice to each other party in accordance with this Section 14.

14. Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to a Lender, upon any breach or default of Borrower under this Credit Agreement or any other Loan Document, shall impair any such right, power, or remedy of the Lender, nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of a Lender of any breach or default by Borrower under this Credit Agreement or any other Loan Document, or any waiver of any provisions or conditions of this Credit Agreement or any other Loan Document by a Lender, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

15. Rules of Construction.

15.1. **Titles and Subtitles.** The titles or headings of the Sections and paragraphs of this Credit Agreement are for convenience of reference only and are not to be considered in construing this Credit Agreement.

15.2. **Singular; Plural.** Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

15.3. **Section Headings.** Section headings are for the convenience of the parties and do not form a part of this Agreement.

15.4. **Sections and Other References.** References in this Agreement to sections, paragraphs, and exhibits are references to articles, sections, and paragraphs in this Agreement and schedules and exhibits attached to this Agreement unless specified otherwise.

15.5. **Severability.** If one or more provisions of this Credit Agreement are held to be invalid or unenforceable under applicable law, each such invalid or unenforceable provision shall be excluded from this Credit Agreement and the balance of this Credit Agreement shall be interpreted as if each such invalid or unenforceable provision were so excluded, and the balance of this Credit Agreement as so interpreted shall be enforceable in accordance with its terms.

16. Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17. Accredited Investor Status. Lender is an "accredited investor," as such term is defined in Regulation D promulgated under the Act.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

ETHEMA HEALTH CORPORATION

DocuSigned by:

By: Shawn E. Leon

Name: Shawn Leon

Title: President

AMERICAN TREATMENT HOLDINGS INC.

DocuSigned by:

By: Shawn E. Leon

Name: Shawn Leon

Title: President

EVERNIA HEALTH CENTER, LLC

DocuSigned by:

By: Shawn E. Leon

Name: Shawn Leon

Title: Manager

LENDER:

Testing 123 LLC

DocuSigned by:

By: ____________________

Name: Raphy Kohanteb

Title: Manager

EXHIBIT A

Form of Note

EXHIBIT B

List of Authorized Officer(s)

EXHIBIT C

Line of Credit Draw Request Form

Ethema Health Corporation,
American Treatment Holdings Inc., and
Evernia Health Center, LLC
would like to request a draw from their Line of Credit in the amount of:

$ ________________________

To be delivered on________________, 20___

This Draw Request Form shall be delivered to Lender no later than five (5) days prior to the date of the proposed advance, setting forth the amount of the advance requested along with the purpose for the use of proceeds of the advance. Lender has the right to approve or reject each advance subject to the terms and conditions of the loan documents and shall provide notice of any approval within two (2) Business Days of Lender's receipt of the Draw Request Form. The funding of each approved advance shall be made within four (4) days of Lender's receipt of the Draw Request Form and in accordance with the applicable written approval notice provided by Lender.

This Form must be submitted along with a Borrowing Base Certificate that provides a list of Assets of the Borrower.

By signing below, you acknowledge that the amount of the advance that is being requested will be added to your outstanding loan balance the same day that the advance is made. The interest on the advance will begin toaccrue the same day that the advance is made.

BORROWER:

By: ______________________
Name: ____________________
Title: ____________________

Date: ____________________

Raphy Kohanteb
e-mail: raphy@232management.com

Please return this completed form via email to: raphy@232management.com